Exhibit 99.1

United States Antimony Corporation Submits Indicative Proposal to Acquire 100% of Larvotto Resources Limited

Located in Australia

Business Combination Would Produce One of the World’s Largest

Antimony Producers Outside of China

“The Critical Minerals and ZEO Company”

~ Antimony, Cobalt, Tungsten, and Zeolite ~

Dallas, Texas / ACCESS Newswire / October 19, 2025 / United States Antimony Corporation (“USAC,” “US Antimony,” or the “Company”), (NYSE American:UAMY) (NYSE Texas:UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, today announced that it has submitted a confidential, non-binding, indicative proposal (the “Proposal”) to acquire 100% of the share capital of Larvotto Resources Limited (“Larvotto”) by way of a scheme of arrangement under the Australian Corporations Act 2001 (the “Transaction”).

Under the Proposal, Larvotto shareholders would receive Six (6) USAC shares for every One Hundred (100) Larvotto shares which represents a significant premium to (i) Larvotto's last equity capital raise announced on 25 July 2025 (ii) recent stock trading price ranges. The terms of the proposed transaction are subject to the negotiation and execution of a binding scheme implementation deed, Larvotto shareholder approval, regulatory approvals and customary closing conditions.

USAC has recently acquired approximately 10.0% of Larvotto’s total issued share capital with cash in the open market which USAC believes makes USAC Larvotto's largest single shareholder.

Commenting on the potential combination, Gary C. Evans, Chairman and Chief Executive Officer of USAC, “Our proposal to combine with Larvotto reflects our deep commitment to build a world class industry player in the critical minerals space and our strong conviction in the strategic and cultural fit between the two organizations as well as our countries. We see this as a compelling opportunity for Larvotto shareholders to participate in the upside of a larger, more diversified group - one with financial strength, global reach, and top tier technical capabilities. We look forward to working constructively with the Larvotto Board to progress this transaction in the best interests of all shareholders for both companies.”

USAC has appointed Jett Capital Advisors and Henslow as financial advisers, Ashurst as Australian legal counsel and Duane Morris as U.S. legal counsel.

About United States Antimony Corporation

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," “U.S. Antimony,” the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S. and Canada. The Company processes third party ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its Bear River Zeolite (“BRZ”) facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. During 2024 and 2025, the Company began acquiring mining claims and leases located in Montana, Alaska and Ontario, Canada in an effort to expand its operations as well as its product offerings.

Contact:	Media Relations Contact:

United States Antimony Corporation	Anthony D. Andora
4438 W. Lovers Lane, Unit 100	Edge Consulting, Inc.
Dallas, TX 75209	1560 Market Street, Ste. 701
Jonathan Miller, VP, Investor Relations	Denver, Colorado 80202
E-Mail: Jmiller@usantimony.com	Email: Anthony@EdgeConsultingSolutions.com
Phone: 406-606-4117	Phone: (720) 317-8927

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other applicable securities laws. These statements include, but are not limited to, statements regarding the proposed acquisition of Larvotto Resources Limited by United States Antimony Corporation, the expected structure, terms, and potential benefits of any such transaction, and other statements that are not historical facts. Forward-looking statements are generally identified by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” and similar expressions.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections of management and are subject to a number of risks and uncertainties, many of which are beyond USAC’s control, that could cause actual results or events to differ materially from those expressed or implied in the statements. Such risks and uncertainties include, among others: the possibility that the parties will not enter into a definitive scheme implementation deed; that required regulatory, shareholder, or court approvals will not be obtained or will be delayed; changes in market conditions; fluctuations in exchange rates; and the risk that the anticipated benefits of the proposed transaction may not be realized.

Readers are cautioned not to place undue reliance on these forward-looking statements. USAC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.